EXHIBIT 99

NEWS FROM:

C R O W N A M E R I C A N R E A L T Y T R U S T

IMMEDIATE RELEASE: May 17, 2002

CONTACT: Media: Christine Menna 814-536-9520 or CMenna@American.com

Investors: Terry Stevens 814-536-9538 or TStevens@CrownAmerican.com

Website: www.crownamerican.com

CROWN AMERICAN REALTY TRUST SELECTS ERNST & YOUNG LLP
AS INDEPENDENT AUDITOR

Johnstown, PA -- Crown American Realty Trust (NYSE: CWN) announced today that its Board of Trustees has appointed Ernst & Young LLP as the Company's independent auditor for 2002, replacing Arthur Andersen LLP.

The change was based on a unanimous recommendation of the Audit Committee after careful consideration. "We are pleased to select Ernst & Young LLP as our independent auditor," said Chairman, CEO and President Mark E. Pasquerilla.

Prior to the appointment of Ernst & Young LLP, Arthur Andersen LLP had served as the Company's independent accountants since prior to the Company's initial public offering completed in 1993.

Crown American Realty Trust (NYSE: CWN) is an equity real estate investment trust (REIT) that, through various affiliates and subsidiaries owns, acquires, operates and develops regional shopping malls in Pennsylvania, Maryland, West Virginia, Virginia, New Jersey, North Carolina, Tennessee and Georgia. The current portfolio includes enclosed regional malls aggregating over 16 million square feet of gross leasable area. Crown American is listed on the New York Stock Exchange under the symbol CWN and is headquartered in Johnstown, Pennsylvania. The Company's corporate web site can be found at www.crownamerican.com.